Exhibit 10(g)(1)

AMENDMENT TO THE
PROTECTIVE LIFE CORPORATION
DEFERRED COMPENSATION PLAN
FOR OFFICERS
February 5, 2001

        Protective Life Corporation (the "Company") hereby amends the Protective Life Corporation Deferred Compensation Plan for Officers (the "Plan").

        1. Section 4(b) of the Plan is amended to read in its entirety as follows:

        (b)(1) Except as otherwise provided in Section 4(b)(2), if a cash allotment is elected in whole or in part, the Account shall be credited with the dollar amount of the allotment. Interest (at the rate described below) on the Average Daily Balance (computed as described below) shall be credited to the Account as of the last day of each calendar month before and after the termination of the Officer's service and after the Officer's death or disability until the total balance in the Account has been paid out in accordance with the provisions of Section 5 or Section 6. The interest rate for each calendar month shall be the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points for the last business day of the immediately preceding calendar month as reported on the Bloomberg financial news system. The "Average Daily Balance" shall be the quotient obtained by dividing the sum of the closing balance in the Account at the end of each calendar day in a calendar month by the number of days in such calendar month.

        (2) An Officer may elect to be paid in cash, in lieu of the credit to his Account as provided in Section 4(b)(1), an amount equal to the amount of interest determined as provided in Section 4(b)(1). The Officer may make such election by executing a form prescribed by or acceptable to the Company and delivering such election form to the Company; provided that any such election shall be effective only with respect to interest to be determined after the date of such election. The Company shall make payments to the Officer pursuant to this Section 4(b)(2) as soon as practicable after the end of the calendar month.

        2. Section 4(c)(2) of the Plan is amended to read in its entirety as follows:

        (2)(A) Except as otherwise provided in Section 4(c)(2)(B), the Account also shall be credited as of the payment date for each dividend on the Common Stock with additional stock equivalents computed by (i) multiplying the dividend paid, either in cash or property (other than Common Stock), upon a share of Common Stock to a shareholder of record by the number of stock equivalents in the Account, and (ii) dividing the product thereof by the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the dividend payment date. In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

        (B) An Officer may elect to receive, in lieu of the credit to his Account as provided in Section 4(c)(2)(A), an amount in cash or property equal to the amount of any dividend paid, either in cash or property (other than Common Stock) upon a share of Common Stock to a shareholder of record, multiplied by the number of stock equivalents in the Account. The Officer may make such election by executing a form prescribed by or acceptable to the Company and delivering such election form to the Company; provided that any such election shall be applicable only with respect to dividend record dates that occur after the date of such election. The Company shall make payments to the Officer pursuant to this Section 4(c)(2)(B) as soon as practicable after the applicable dividend payment date.

        IN WITNESS WHEREOF, the Company has executed this document as of February 5, 2001.

PROTECTIVE LIFE CORPORATION

By: /s/ John D. Johns
John D. Johns
Chairman of the Board and President